UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): December 9, 2013
Mission Broadcasting, Inc. (Exact Name of Registrant as Specified in its Charter)
Delaware (State or other jurisdiction of incorporation)	333-62916-02 (Commission File Number)	51-0388022 (IRS Employer Identification No.)
30400 Detroit Road, Suite 304 Westlake, Ohio 44145 (Address of Principal Executive Offices, including Zip Code)
(440) 526-2227 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 9, 2013, Mission Broadcasting, Inc. (the “Company”) entered into an amendment to its senior secured credit facility.

As a result of the amendment, the Company received an additional $5.0 million of Term Loan B. In addition, the Company’s outstanding principal balance of Term Loan B of $108.5 million were converted into Term Loan B-2 effective December 9, 2013.

The Term Loan B-2 bear interest at a floating rate, which can be either a base rate plus an applicable margin or, at the Borrower’s option, a Eurodollar rate plus an applicable margin, as defined in the amended credit agreement. The applicable margin for the Term Loan B-2 is 1.75% per annum for base rate loans and 2.75% per annum for Eurodollar loans. The principal amounts under the Term Loan B-2 are reduced by quarterly payments of 0.25% of the aggregate principal amount beginning December 31, 2013. The remainder of the principal is due in full at maturity on October 1, 2020.

The foregoing description is qualified in its entirety by reference to the text of the amendments, copies of which are filed as Exhibit 10.1 to this Current Report on Form 8-K and the terms of which are incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Third Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2013, by and among Mission Broadcasting, Inc., Bank of America, N.A. and the several Banks parties thereto. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on December 9, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MISSION BROADCASTING, INC.

Date: December 13, 2013	By:	/s/ Dennis Thatcher
	Name:	Dennis Thatcher
	Title:	President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Third Amendment to the Fourth Amended and Restated Credit Agreement, dated as of December 9, 2013, by and among Mission Broadcasting, Inc., Bank of America, N.A. and the several Banks parties thereto. (Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K (File No. 000-50478) filed by Nexstar Broadcasting Group, Inc. on December 9, 2013)